PRICING SUPPLEMENT NO. 87                                        Rule 424(b)(3)
DATED: May 7, 1998                                           File No. 333-43565
(To Prospectus dated January 21, 1998
and Prospectus Supplement dated January 21, 1998)


                                 $7,096,595,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B
             WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE


Principal Amount: $5,000,000*    Floating Rate Notes [_] Book Entry Notes [x]

Original Issue Date: 5/27/98     Fixed Rate Notes [x]    Certificated Notes [_]

Maturity Date: 5/27/2005         CUSIP #:  073928 BX 0

Option to Extend Maturity:       No  [x]

                                 Yes [_]   Final Maturity Date:



                                          Optional          Optional
                      Redemption          Repayment         Repayment
Redeemable On         Price(s)            Date(s)           Price(s)
-------------         -----------         ----------        ----------

*****                 N/A                 N/A               N/A


Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:  6.440%                        Payment Amount: **

Payment Dates: ***                            Amortization of Principal: ****

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                        Maximum Interest Rate:

[_]         Commercial Paper Rate           Minimum Interest Rate:

[_]         Federal Funds Rate              Interest Reset Date(s):

[_]         Treasury Rate                   Interest Reset Period:

[_]         LIBOR Reuters                   Interest Payment Date(s):

[_]         LIBOR Telerate

[_]         Prime Rate

[_]         CMT Rate

Initial Interest Rate:                      Interest Payment Period:

Index Maturity:

Spread (plus or minus):

--------------------------------

*    Subject to monthly amortization after November 27, 1999.

** The product of (a) 0.0644, (b) 1/12, and (c) the Principal Amount at the start of the applicable period.

***  Monthly on the 27th of each month commencing on June 27, 1998.
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****     Amortization of Principal:

         Reference Pool:           FHLMC A020, 30-Year FHLMC 6.50% Production
                                   issued in calendar months January 1997
                                   through December 1997.

         Amortization              Dates: Commencing November 27, 1999 and on
                                   each Interest Payment Date thereafter (each an "Amortization Date"), the then outstanding
                                   Principal Amount of the Note will be subject to amortization.

         Amortization Amounts:     On each Amortization Determination Date (as
                                   defined below) the Calculation Agent will determine the one-month PSA Rate for the current month (as defined below) and the corresponding Amortization Reference Rate based on the Amortization Table on the corresponding Amortization Date. The then outstanding Principal Amount of the Note shall be amortized by an amount such that the remaining Principal Amount of the Note outstanding shall be the difference of (a) the Principal Amount of the Note outstanding immediately prior to such redemption, less
                                   (b) the product of (i) the "Amortization
                                   Reference Rate" calculated from the
                                   Amortization Table and (ii) the Principal
                                   Amount of the Note immediately prior to such redemption.

         Amortization
         Determination Date:       The determination date for the Amortization
                                   Amounts will be 10 Business Days prior to each Payment Date.

         PSA Rate: The PSA Rate will be determined by [Bear Stearns & Co. Inc.], as calculation agent (the "Calculation Agent"), for each Amortization Determination Date, in accordance with the following provisions:

                                   (i) for each Amortization Determination Date, the PSA Rate will be the one month PSA prepayment speed calculated based on the methodology specified as the PSA Standard Prepayment Model in the Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other related securities (as in effect on May 7, 1998) of the Public Securities Association for determining the principal amount of a pool of outstanding 30-year Freddie Mac Gold 6.50% production issued in calendar months January 1997 through December 1997 (FMAC A020). The PSA Rate applicable to a particular Amortization Determination Date will appear on Bloomberg page FMAC A020 [GO] titled "Reference Collateral 30Yr Gold 6.5 Issued in 1997" under column "1 MO" opposite the row "PSA" for the month in which such Amortization Determination Date falls, or such other page as may replace that page, for the purpose of displaying rates or prices that are comparable, as determined by the Calculation Agent (after consultation with the Company) to the one-month PSA prepayment speed formerly displayed on that page; or

                                   (ii) if the information specified in
                                   subparagraph (i) above is not available on any Amortization Determination Date, or the applicable month's rate is not available on such page on a particular Amortization Determination Date, then the PSA Rate in respect of a Amortization Determination Date will be obtained from FHLMC Investor Inquiry Department; or

                                   (iii) if the information specified in
                                   subparagraph (i) and (ii) is not available at any Amortization Determination Date, then the PSA Rate in respect of an Amortization Determination Date will be determined by the Calculation Agent requesting five major security dealers to provide a quotation of the PSA Rate for the Reference Pool. If at least two quotations are provided as requested, the rate for the Reference Pool in respect to an Amortization

                                   Determination Date will be the arithmetic mean of the quotations;

                                   (iv) if the information specified in
                                   subparagraphs (i) and (ii) above is not
                                   available at any Determination Date and the Calculation Agent is unable to obtain the requisite quotations specified in either subparagraph (iii) above, then the PSA Rate on the Notes for the applicable period shall be the same as the PSA Rate on the Notes in effect at that Amortization Determination Date.

                                   The calculation of the PSA Rate shall be rounded to the nearest whole integer.

         Amortization Table:       Amortization Reference Rate for reference
                                   pool PSA not listed below will be found by linear interpolation.

                                   Reference                  Amortization
                                   Collateral                 Reference
                                   PSA                        Rate (%)

                           less than or =125                          0.0000
                                         140                          0.2886
                                         150                          1.6079
                                         160                          3.6039
                                         250                          3.6039
                                         275                          9.0723
                         greater than or=375                        100.0000



***** If as a result of any amortization calculation, the outstanding Principal Amount outstanding would be less than or equal to 10% of the original Principal Amount, the Amortization Amount for the corresponding Amortization Date will be the entire remaining Principal Amount and the entire remaining Principal Amount will be redeemed on such Amortization Date at 100% of the outstanding Principal Amount.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.


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